EXHIBIT 99

NEWS RELEASE

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

Dave & Buster’s Entertainment, Inc. Announces First Quarter 2016 Financial Results

Achieves Net Income Growth of 59.5% and Adjusted EBITDA Growth of 28.4%

Board of Directors Authorizes $100 Million Share Repurchase Program

DALLAS, June 7, 2016 (GLOBE NEWSWIRE) — Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or “the “Company”), an owner and operator of entertainment and dining venues, today announced financial results for its first quarter 2016, which ended on May 1, 2016. The Company also raised its financial outlook for fiscal 2016 and announced that its Board of Directors has authorized a $100 million share repurchase program.

Key highlights from the first quarter 2016 compared to the first quarter 2015 include:

■	Total revenues increased 17.7% to $262.0 million from $222.7 million.
■	Comparable store sales increased 3.6% compared to a 9.9% increase.
■	Opened three stores compared to two stores.
■	Net income increased 59.5% to $31.2 million, or $0.72 per diluted share, compared to net income of $19.5 million, or $0.46 per diluted share.
■	Adjusted EBITDA*, a non-GAAP measure, increased 28.4% to $79.5 million from $61.9 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 250 basis points to 30.3%.

* A reconciliation of Adjusted EBITDA to Net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

"We are off to a great start in fiscal 2016 with results that surpassed our expectations and are pleased to already be raising our annual outlook. Our unique entertainment, dining, and sports viewing venues are demonstrating their broad-based appeal despite challenges affecting many of our casual dining peers and we are committed to keeping our brand fresh through a continuous stream of ‘new news’ to further differentiate ourselves,” said Steve King, Chief Executive Officer.

“During the first quarter, our 18 non-comparable stores contributed an incremental $31.1 million to our top-line, and together with a 3.6% increase in comparable store sales, resulted in an acceleration of total revenue growth by 17.7% to $262 million. This was the largest number of non-comparable stores for any first quarter in Dave & Buster’s history and reflects the growing impact of new store development on our overall financial performance. Our comparable store sales have now exceeded the competitive casual dining benchmark for 16 straight quarters and reached 13.5% on a two-year stacked basis. The continued shift in revenues to our higher-margin amusement category coupled with operating leverage enabled us to grow Adjusted EBITDA and Margins by 28.4% and 250 basis points, respectively. In doing so, we set new first quarter records for these metrics,” King continued.

Review of First Quarter 2016 Operating Results

Total revenues increased 17.7% to $262.0 million in the first quarter 2016 from $222.7 million in the first quarter 2015. Food and Beverage revenues increased 13.1% to $117.1 million and Amusement and Other revenues increased 21.6% to $144.9 million. Food and Beverage represented 44.7% of total revenues while Amusements and Other represented 55.3% of total revenues in the first quarter 2016. In last year’s first quarter, Food and Beverage represented 46.5% of total revenues while Amusements and Other represented 53.5% of total revenues.

Comparable store sales increased 3.6% in the first quarter 2016 compared to a 9.9% increase in the same period last year. Our comparable store sales growth was driven by a 4.0% increase in walk-in sales partially offset by a 0.7% decrease in special events sales. Non-comparable store revenues increased by $31.1 million or 181.6% in the first quarter 2016 to $48.2 million.

Operating income increased to $51.2 million in the first quarter 2016 from $35.7 million in last year’s first quarter. As a percentage of total revenues, operating income increased approximately 340 basis points to 19.5%.

Net income increased to $31.2 million, or $0.72 per diluted share (43.1 million diluted share base), in the first quarter 2016 compared to net income of $19.5 million, or $0.46 per diluted share (42.4 million diluted share base), in the same period last year

Store EBITDA* increased 25.7% to $87.9 million in the first quarter 2016 from $69.9 million in last year’s first quarter. As a percentage of total revenues, Store EBITDA increased approximately 220 basis points to 33.6%.

Adjusted EBITDA* increased 28.4% to $79.5 million in the first quarter 2016 from $61.9 million in the same period last year. As a percentage of total revenues, Adjusted EBITDA increased approximately 250 basis points to 30.3%.

Development

We opened stores in Rochester, New York; El Paso, Texas; and Capitol Heights, Maryland during the first quarter 2016. In the second quarter, we plan to open two stores in Florence, Kentucky and Little Rock, Arkansas, both representing new states for the brand.

In fiscal 2016, we intend to open a total of nine to ten new stores spanning the small and large store formats and currently have six stores under construction. Total capital additions (net of tenant improvement allowances and other landlord payments) are expected in the $123 million to $133 million range and include development costs for store openings, six remodeling and related projects, new games and maintenance capital.

Financial Outlook

We are raising our financial outlook for fiscal 2016, which ends on January 29, 2017, to the following:

■	Total revenues of $983 million to $995 million (from $967 million to $987 million).
■	Comparable store sales increase of 3.25% to 4.25% (from 2% to 4%).
■	Adjusted EBITDA* of $254 million to $260 million (from $243 million to $251 million).
■	Effective tax rate of approximately 36.5% to 37.5% (unchanged).
■	Net income of $80 million to $85 million (from $74 million to $80 million).
■	Diluted share count of 43.1 million to 43.2 million (from 43.3 million to 43.5 million).

Share Repurchase Program

Effective immediately, the Board of Directors approved the terms of a share repurchase program, under which Dave & Buster’s is authorized to repurchase up to $100 million of its common shares through the end of fiscal 2018. The Company may repurchase shares on the open market, through privately negotiated transactions, and through trading plans designed to comply with Rule 10b5-1 of the Securities and Exchange Act of 1934. Purchases will be made at times and prices considered appropriate by management, subject to any applicable blackout periods. This authority will primarily be used to offset dilution caused by the issuance and exercise of stock options and other equity compensation. The share repurchase program may also be modified, suspended, or discontinued at any time.

“The new share repurchase program is a clear demonstration of our confidence in the Dave & Buster’s brand and the financial flexibility afforded by our performance track record and capital structure. We are fortunate to be able to execute our development plan, deploy capital for other corporate purposes such as remodeling, new games and maintenance while simultaneously returning value to shareholders,” King concluded.

Conference Call Today

Management will hold a conference call today to discuss these results at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (888) 329-8893 or for international callers by dialing (719) 325-2144. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 9864474.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 84 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 30 states and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Store EBITDA (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The Company also believes that these measures provide useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures and are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is consistent with that reported to our lenders to allow for leverage-based assessments. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	May 1, 2016	January 31, 2016
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$28,123	$25,495
Other current assets	56,325	84,585

Total current assets	84,448	110,080

Property and equipment, net	547,176	523,891

Intangible and other assets, net	371,949	369,730

Total assets	$1,003,573	$1,003,701

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$172,180	$156,647

Other long-term liabilities	158,031	170,800

Long-term debt, less current liabilities, net debt issuance cost	292,095	329,916

Stockholders' equity	381,267	346,338

Total liabilities and stockholders' equity	$1,003,573	$1,003,701

DAVE & BUSTER'S ENTERTAINMENT, INC.
Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	May 1, 2016		May 3, 2015

Food and beverage revenues	$117,124	44.7%	$103,565	46.5%
Amusement and other revenues	144,863	55.3%	119,110	53.5%
Total revenues	261,987	100.0%	222,675	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	29,639	25.3%	26,780	25.9%
Cost of amusement and other (as a percentage of amusement and other revenues)	16,512	11.4%	15,766	13.2%
Total cost of products	46,151	17.6%	42,546	19.1%
Operating payroll and benefits	56,377	21.5%	48,992	22.0%
Other store operating expenses	71,530	27.3%	61,194	27.5%
General and administrative expenses	13,040	5.0%	12,844	5.8%
Depreciation and amortization expense	20,810	8.0%	18,577	8.3%
Pre-opening costs	2,905	1.1%	2,774	1.2%
Total operating costs	210,813	80.5%	186,927	83.9%

Operating income	51,174	19.5%	35,748	16.1%

Interest expense, net	2,110	0.8%	4,650	2.1%

Income before provision for income taxes	49,064	18.7%	31,098	14.0%
Provision for income taxes	17,903	6.8%	11,556	5.2%
Net income	$31,161	11.9%	$19,542	8.8%

Net income per share:
Basic	$0.75		$0.49
Diluted	$0.72		$0.46
Weighted average shares used in per share calculations:
Basic shares	41,659,879		40,235,141
Diluted shares	43,112,141		42,377,014

Other information:
Company-owned and operated stores open at end of period	84		74

Note: Our Williamsville (Buffalo), New York location (which closed on September 27, 2015) is included in our store count for fiscal 2015.

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA and EBITDA to Store EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	May 1, 2016		May 3, 2015

Net income	$31,161	11.9%	$19,542	8.8%
Add back: Interest expense, net	2,110		4,650
Provision for income taxes	17,903		11,556
Depreciation and amortization	20,810		18,577
EBITDA	71,984	27.5%	54,325	24.4%
Add back: Loss on asset disposal	170		289
Share-based compensation	1,360		549
Pre-opening costs	2,905		2,774
Change in deferred amusement revenue and ticket liability	3,043		2,883
Transaction and other costs	21		1,060
Adjusted EBITDA	$79,483	30.3%	$61,880	27.8%

EBITDA	$71,984	27.5%	$54,325	24.4%
Add back: General and administrative expenses	13,040		12,844
Pre-opening costs	2,905		2,774
Store EBITDA	$87,929	33.6%	$69,943	31.4%